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                                                                    Exhibit 20.1

           AXYS PHARMACEUTICALS' BOARD SEEKS CHIEF EXECUTIVE OFFICER;
             CURRENT CEO AND CHAIRMAN JOHN WALKER TO REMAIN CHAIRMAN

South San Francisco, CA, September 15, 2000 - Axys Pharmaceuticals, Inc. (Nasdaq: AXPH) announced today that John Walker, current CEO and Chairman, has informed the Board of Directors that he intends to step down from his position as CEO for family reasons. Walker indicated that he will remain an active Chairman of the Axys Board of Directors and would continue in both roles as Chairman and Chief Executive Officer until a successor is named. The Board noted that it had reluctantly accepted Walker's decision and retained Korn/Ferry International to recruit a successor who would hold the position of President and Chief Executive Officer.

According to Walker, "Axys has recently made significant progress in its collaborative research and proprietary oncology portfolios. Equally as important, we have taken several significant steps toward securing a financial foundation for the company that is stronger than it has been at any other time in its history. Furthermore, we have attracted several new executives to key positions in medicinal chemistry, finance and business development. Clearly, we are at a point where we can see a number of drug candidates advancing toward commercialization. All of these accomplishments come at a time when my circumstances at home have changed dramatically, when a more flexible schedule that will allow me to devote more time to my family has become a personal priority. Axys needs a CEO who can sustain our recent momentum, who can capitalize on our current strengths, and who can drive the development and commercialization of our growing portfolio, both on its own and with its partners."

"Although I will relinquish my responsibilities as CEO, I remain exceedingly confident about the people, the science and the programs that are in place, and I intend to devote a considerable amount of time to the company. I hope that my contribution as Chairman will complement the activities of my successor and the strong management team now in place as we position Axys for forward integration, significant growth and a flow of drug candidates over the next three-to-five years."

Axys Pharmaceuticals, Inc. is an integrated small molecule drug discovery and development company. Axys has a broad pipeline of products for chronic therapeutic applications that are partnered with world-class pharmaceutical companies and a proprietary product portfolio in oncology. Axys is also building shareholder value through affiliated businesses that leverage the Axys technologies in order to provide capital for Axys' drug discovery and development programs. In addition to a minority interest in Discovery Partners International (Nasdaq: DPII) resulting from the merger of its combinatorial chemistry business, Axys Advanced Technologies, with DPII and the subsequent IPO of DPII, Axys' technology leveraging businesses are: PPGx, a majority-owned pharmacogenomics company, and Akkadix Corporation, an agricultural biotechnology company.


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               Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties which could cause Axys' actual results to differ materially from those discussed here, including the risks inherent in early stage development and the reliance on the efforts of collaborative partners, the risk that Axys collaborations will not be successful, the risk that clinical trials will not proceed as anticipated or may not be successful, the risk that Axys will not be successful in entering into new collaborations, market risk associated with Axys' substantial ownership interest in Discovery Partners International, Inc., competition and marketing risk, and general economic conditions that may affect Axys' actual results and developments. Additional factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled "What Factors Could Cause Our Results to Differ Significantly from Those You Might Expect?" and "What Other Matters Should Stockholders Consider with Respect to Axys?" in the Axys' SEC Reports, including Axys' report on Form 10-K for the fiscal year ended December 31, 1999.

For more information about Axys Pharmaceuticals, Inc., please visit the company's website at http:\\www.axyspharm.com.

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